Exhibit 10.3

TOKAI PHARMACEUTICALS, INC.

CONSULTING AGREEMENT

This Consulting Agreement (the “Agreement”), made this 21 day of September, 2016 is entered into by Tokai Pharmaceuticals, Inc., with offices at 255 State Street, 6th Floor, Boston, Massachusetts 02109 (the “Company”), and Apple Tree Life Sciences, Inc., with offices at 230 Park Avenue, Suite 2800, New York, New York 10169 (the “Consultant”).

WHEREAS, the Company and the Consultant desire to establish the terms and conditions under which the Consultant will provide services to the Company.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties hereto, the parties agree as follows:

1.1    Services. The Consultant agrees to perform such consulting, advisory and related services to and for the Company as may be reasonably requested from time to time by the Company and agreed to by the Consultant. The Consultant shall not engage the services of third party contractors, subcontractors or consultants in the performance of the services without the prior written consent of the Company, which may be granted or withheld in its sole discretion.

2.    Term. This Agreement shall be deemed to have commenced on September 9, 2016 and shall continue until terminated in accordance with the provisions of Section 4 (such period being referred to as the “Consultation Period”).

3.    Compensation.

3.1    Consulting Fees. The Company shall not pay to the Consultant, and the Consultant shall not be entitled to, any fees hereunder for the services performed pursuant to this Agreement.

3.2    Expenses. The Company shall reimburse the Consultant for all reasonable and necessary documented out of pocket expenses incurred or paid by the Consultant in connection with, or related to, the performance of its services under this Agreement. The Consultant shall submit to the Company itemized monthly statements, in a form reasonably satisfactory to the Company, of such expenses incurred in the previous month. The Company shall pay to the Consultant amounts shown on each such statement within thirty (30) days after receipt thereof. Notwithstanding the foregoing, the Consultant shall not incur total expenses in excess of $5000.00 per month without the prior written approval of the Company.

3.3    Benefits. The Consultant and its employees shall not be entitled to any benefits, coverages or privileges, including, without limitation, health insurance, social security, unemployment, medical or pension payments, made available to employees of the Company.

4.    Termination. This Agreement may be terminated by either the Company or the Consultant at any time upon prior written notice to the other party.

5.    Cooperation. The Consultant shall use commercially reasonable efforts in the performance of its obligations under this Agreement. The Company shall provide such access to its information and property as may be reasonably required in order to permit the Consultant to perform its obligations hereunder. The Consultant shall cooperate with the Company’s personnel, shall not interfere with the conduct of the Company’s business and shall observe all rules, regulations and security requirements of the Company concerning the safety of persons and property.

6.    Proprietary Information. The Consultant and the Company acknowledge that they have previously executed that certain non-disclosure agreement (the “NDA”), dated as of February 25, 2016, as amended and supplemented, and that any information provided to or learned of by the Consultant in the course of the performance of services hereunder shall be Confidential Information (as defined therein).

7.    Other Agreements. The Consultant represents that the performance by it and its employees of all the terms of this Agreement and the performance of the services as a consultant to the Company do not and will not breach any agreement with any third party to which the Consultant and/or its employees are a party (including, without limitation, any nondisclosure or non-competition agreement), and that the Consultant and its employees will not disclose to the Company or induce the Company to use any confidential or proprietary information or material belonging to any third party.

8.    Independent Contractor Status.

8.1    The Consultant and its employees shall perform all services under this Agreement as “independent contractors” and not as employees or agents of the Company. The Consultant and its employees are not authorized to assume or create any obligation or responsibility, express or implied, on behalf of, or in the name of, the Company or to bind the Company in any manner.

8.2    The Consultant and its employees shall have the right to control and determine the time, place, methods, manner and means of performing the services. In performing the services, the amount of time devoted by the Consultant and its employees on any given day will be entirely within the Consultant’s and its employees’ control, and the Company will rely on the Consultant and its employees to put in the amount of time necessary to fulfill the requirements of this Agreement. The Consultant and its employees will provide all equipment and supplies required to perform the services. The Consultant and its employees are not required to attend regular meetings at the Company.

8.3    In the performance of the services, the Consultant and its employees shall have the authority to control and direct the performance of the details of the services, the Company being interested only in the results obtained. However, the services contemplated by the Agreement must meet the Company’s standards and approval and shall be subject to the Company’s general right of inspection and supervision to secure their satisfactory completion.

8.4    The Consultant and its employees shall not use the Company’s trade names, trademarks, service names or servicemarks without the prior approval of the Company.

8.5    The Consultant and its employees shall be solely responsible for all state and federal income taxes, unemployment insurance and social security taxes in connection with this Agreement and for maintaining adequate workers’ compensation insurance coverage.

9.    Non-Exclusivity. The Consultant and its employees retain the right to contract with other companies or entities for their consulting services without restriction. The Company retains a right to contract with other companies and/or individuals for consulting services without restriction.

10.    Indemnification.

10.1    The Company agrees to indemnify the Consultant, any of its affiliates, its and their respective directors, officers, employees and agents and each other person controlling the Consultant or any of its affiliates (each, an “Indemnified Party”) and hold each of them harmless from and against any and all losses, claims, damages and liabilities (collectively, “Liabilities”) to which any of the Indemnified Parties may become subject relating to, arising in any manner out of or in connection with the retention of the Consultant pursuant to this Agreement, or the performance of services by the Consultant hereunder, except to the extent it is finally judicially determined that such Liability resulted from the gross negligence, bad faith or willful misconduct of an Indemnified Party. The Company also agrees to reimburse each Indemnified Party for any legal and other expenses reasonably incurred in connection with investigating, preparing for, defending, responding to third party subpoenas, preparing to serve or serving as a witness with respect to, providing evidence in, or otherwise relating to any pending or threatened action, claim, suit, proceeding or investigation (each and collectively, an “Action”); provided that the Company shall not be liable for such expenses (and the Consultant shall repay any such reimbursed expenses) to the extent that it is finally judicially determined that such Action resulted from the gross negligence, bad faith or willful misconduct of an Indemnified Party.

10.2    Promptly after becoming aware of any claim that would reasonably be expected to lead to an Action for which indemnification may be sought hereunder, any Indemnified Party will notify the Company in writing thereof; but omission so to notify the Company will not relieve the Company from any liability which the Company may have to any Indemnified Party, except to the extent that the Company suffers actual prejudice as a result of such failure. If the Company so elects, the Company may assume the defense of such Action in a timely manner, including the employment of counsel (reasonably satisfactory to the Consultant), provided the Company permits an Indemnified Party and counsel retained by an Indemnified Party at its expense to participate in such defense. Notwithstanding the foregoing, in the event (i) the Company fails promptly to assume the defense and employ counsel reasonably satisfactory to the Consultant, or (ii) the Indemnified Party has been advised by counsel that there exist actual or potential conflicting interests between the Company or the Company’s counsel and such Indemnified Party, an Indemnified Party may employ separate counsel (in addition to any local counsel) to represent or defend such Indemnified Party in such Action, and the Company agree to pay the fees and disbursements of such separate counsel as incurred; provided however, that the Company will not, in connection with any one such Action, or separate but substantially similar Actions arising out of the same general allegations, be liable for fees and expenses of more than one separate firm of attorneys (in addition to any local counsel). The Company shall not be liable for any settlement of, compromise or consent to the entry of any judgment in or other termination of (each and collectively, a “Settlement”) any Action in respect of which indemnification could be sought hereunder (whether or not the Consultant or any other Indemnified Party is an actual or potential party to such Action) without its prior written consent.

10.3    The Company agrees that, without the Consultant’s prior written consent, it will not agree to any Settlement of any Action in respect of which indemnification could be sought hereunder (whether or not the Consultant or any other Indemnified Party is an actual or potential party to such Action), unless such Settlement includes an unconditional release from the party bringing such Action of all Indemnified Parties. The rights of the Indemnified Parties referred to in this Section 10 shall be in addition to any rights that any Indemnified Party may have at common law or otherwise.

11.    Representations, Warranties and Covenants. The Consultant hereby covenants that it shall be liable for the acts and omissions of its employees and subcontractors, if any, including without limitation any breach of this Agreement or violation of law.

12.    Notices. All notices required or permitted under this Agreement shall be in writing and shall be deemed effective upon personal delivery or upon deposit in the United States Post Office, by registered or certified mail, postage prepaid, addressed to the other party at the address shown above, or at such other address or addresses as either party shall designate to the other in accordance with this Section 12.

13.    Pronouns. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns and pronouns shall include the plural, and vice versa.

14.    Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement.

15.    Amendment. This Agreement may be amended or modified only by a written instrument executed by both the Company and the Consultant.

16.    Non-Assignability of Contract. The Consultant shall not have the right to assign any of its rights or delegate any of its duties without the express written consent of the Company. Any non-consented-to assignment or delegation, whether express or implied or by operation of law, shall be void and shall constitute a breach and a default by the Consultant.

17.    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts without giving effect to any choice or conflict of law provision or rule that would cause the application of laws of any other jurisdiction.

18.    Successors and Assigns. This Agreement shall be binding upon, and inure to the benefit of, both parties and their respective successors and assigns, including any corporation with which, or into which, the Company may be merged or which may succeed to its assets or business, provided, however, that the obligations of the Consultant are personal and shall not be assigned by Consultant.

19.    Survival. Sections 4 through 20 shall survive the expiration or termination of this Agreement.

20.    Miscellaneous.

20.1    No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

20.2    The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

20.3    In the event that any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

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IN WITNESS WHEREOF, the parties hereto have executed this Consulting Agreement as of the date and year first above written.

COMPANY: TOKAI PHARMACEUTICALS, INC.

By:	Jodie P. Morrison

Name:	/s/ Jodie P. Morrison
Title:	President and CEO

CONSULTANT: APPLE TREE LIFE SCIENCES, INC.

By:	Seth Harrison

Name:	/s/ Seth Harrison
Title:	President

SIGNATURE PAGE TO CONSULTING AGREEMENT